EXHIBIT 28(p)(ii):
Code of Ethics

Last Update: May 31, 2015

TFS Capital LLC
10 N. High Street, Suite 500
 West Chester, PA 19380

Table of Contents
I.	Code of Ethics

A.	Standard of Conduct

B.	Confidential Information

C.	Material Inside Information

D.	Fiduciary Duty and Conflicts of Interest

E.	Scalping or Front-running

F.	Unfair Treatment of Certain Clients Vis‑a‑Vis Others

G.	Dealing with Clients as Agent and Principal

H.	Personal Trading; Reporting of Trades

I.	Employee’s Responsibility to Know the Rules and Comply with Applicable Laws

J.	Participation in Pooled Investment Vehicles

I. CODE OF ETHICS

A. STANDARD OF CONDUCT

The purpose of this Code of Ethics (“Code”) is to set forth certain key guidelines that have been adopted by the Company applicable to all Employees and to specify the responsibility of all Employees of the Company to act in accordance with their fiduciary duty to Company clients and to comply with applicable federal and state laws and regulations, including, but not limited to, securities laws, governing their conduct. In particular, Employees should be aware of the requirements of the Investment Advisers Act of 1940 (the “Advisers Act”). In addition, because the Company has registered as a commodity pool operator, Employees should be aware of certain rules and regulations of the CFTC and the NFA. Careful adherence is essential to safeguard the interests of the Company and its clients. The Company expects that all Employees will conduct themselves in accordance with high ethical standards, which should be premised on the concepts of integrity, honesty and trust. Unless otherwise stated, the term “Employees” shall mean all Company personnel – i.e., owners and employees at all levels and functions including administrative and secretarial staff.

As noted, all Employees of the Company must conduct themselves in full compliance with all applicable federal and state laws and regulations concerning the securities industry. In particular, an Employee should be familiar with those laws and regulations governing “insider trading,” personal trading, and fiduciary duties. It is the responsibility of every Employee to know these laws and regulations and to comply with them. If an Employee needs copies of any laws and regulations concerning the securities business or has any questions about the legality of any transaction, the Employee should consult the Company’s Compliance Officer. Failure to comply with such laws and regulations or this Code may result in sanctions and possibly, depending on the circumstances, immediate dismissal.

Although our fiduciary duties require more than simply avoiding illegal and inappropriate behavior, at a minimum all Employees should be aware that, as a matter of policy and as a condition of employment with the Company, the following types of activities are strictly prohibited:

(1)	Using any device, scheme or artifice to defraud or cheat, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client;

(2)	Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements the Company has made to such person, in light of the circumstances under which they are made, not misleading;

(3)	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client; and

(4)	Causing the Company, acting as principal for its own account or for any account in which the Company or any person associated with the Company (within the meaning of the Investment Advisers Act), to sell any security to or purchase any security from a client in violation of any applicable law, rule or regulation of a governmental agency.

In addition to the standards set forth above, specifically pursuant to NFA Rule 2-2, neither the Company nor any Employee may:

(1)	Cheat, defraud or deceive, or attempt to cheat, defraud or deceive, any client

(2)	Willfully make or cause to be made to a client a false report, or willfully enter or cause to be entered for a client a false record, in or in connection with any commodity futures contract;

(3)	Disseminate, or cause to be disseminated, false or misleading information, or a knowingly inaccurate report, that affects or tends to affect the price of any commodity that is the subject of a commodity futures contract;

(4)	Engage in manipulative acts or practices regarding the price of a commodity futures contract;

(5)	Wilfully submit false or misleading information to NFA or its agents;

(6)	Effect a commodity trade on a contract market for a person who is subject to a prohibition from trading on any contract market, unless Employee did not know or have reason to know of the prohibition;

(7)	Embezzle, steal, purloin or knowingly convert any money, securities or other property received from or accruing to a client in or in connection with commodity futures contracts; or

(8)	Act in any capacity requiring registration under the Commodity Exchange Act unless Employee is registered or exempt from registration.

As a member of the NFA, the Company will observe high standards of commercial honor and just and equitable principles of trade in the conduct of its commodity futures business.

Also, the Company will comply with CFTC Rule 180.1 as it relates to its business, in that it prohibits deceptive or manipulative practices: (1) by any Employee (2) acting intentionally or recklessly (3) in connection with (4) any swap, cash commodity contract or futures contract subject to the rules of any registered entity as defined in the CEA, such as a designated contract market (DCM) or swap execution facility (SEF). The types of prohibited deceptive and manipulative acts include: (a) using or attempting to use any manipulative device or scheme to defraud; (b) making or attempting to make any untrue or misleading statement of a material fact; (c) engaging or attempting to engage in any act that would operate as a fraud or deceit upon any person; or (d) delivering or attempting to deliver by any means of communication a false, misleading, or inaccurate report concerning crop or market information that bears on the price of any commodity.

B. CONFIDENTIAL INFORMATION

The Company has adopted a policy to protect the confidentiality of client information. The following question and answer guide details the basic requirements of the policy. The Company’s Privacy Notice which further details the Company’s requirements pertaining to the use of confidential information is incorporated into the Manual as a separate Exhibit. While the applicable regulations only apply to personally identifiable information gathered from natural persons, Employees should be sensitive to protect all client information that may be confidential and the Company will generally adhere to its privacy policy with respect to all confidential information received.

The Company must disclose its Privacy Notice to each client upon initiation of the client relationship and annually thereafter. The Company’s Privacy Notice will be included in the annual update to its mutual fund clients’ registration statement and will be included with the audited financial statements that are delivered to investors in the Company’s hedge fund clients.

Employees should also be mindful of the Company’s Information Security Policies and Procedures as they relate to the protection of confidential information.

1. What is confidential information?

An investment adviser has a fiduciary duty to its clients not to divulge or misuse information obtained in connection with its services as an adviser. Therefore, all information, whether of a personal or business nature, that an Employee obtains in the course of employment with the Company about a client’s affairs should be treated as confidential and used only to provide services to the benefit of the client. Such information may sometimes include information about non‑clients, and that information should likewise be held in confidence. Any personal information of the participants in the Company’s clients (e.g., mutual fund shareholders and hedge fund investors) is considered confidential information for purposes of these policies.

2. Who is subject to the Company’s policies concerning confidential information?

All Employees.

3. What are the duties and responsibilities of Employees with respect to confidential information?

Because an investment adviser has a fiduciary duty to its clients not to divulge information obtained from or about a client in connection with its services as an adviser, Employees must not repeat or disclose confidential information received from or about clients outside the Company to anyone, including relatives, friends or strangers. However, confidential information may be disclosed under the following circumstances, as permitted by law and deemed necessary by the Company to provide our services:

•	Sharing information with non-affiliated companies that perform support services or process transactions for our clients;

•	Providing information to governmental or other entities to comply with applicable laws and regulations; or

•	Releasing information if the client has directed us to do so.

Any misuse of confidential information about a client is a disservice to the client that may cause both the client and the Company substantial injury. Failure to comply with this policy may have very serious consequences for Employees and for the Company, including the possibility that Employees might be criminally prosecuted for misusing the information, as described in Section C below.

4. What are some steps that Employees can take to assure that confidential information is not disclosed to persons outside the office?

There are a number of steps Employees should take to help preserve client and other confidences, including the following:

(a)	Employees should be sensitive to the problem of inadvertent or accidental disclosure. Careless conversation, naming names or describing details of a current or proposed trade, investment or transaction in a lounge, hallway, elevator or restroom, or in a train, taxi, airplane, restaurant or other public place, can result in the disclosure of confidential information and should be strictly avoided.

(b)	Maintenance of confidentiality requires careful safeguarding of papers and documents, both inside and outside the Company. Documents and papers should be kept in appropriately marked file folders and locked in file cabinets when appropriate. Computer files or disks should be password protected.

(c)	If an Employee uses a speakerphone, the Employee should be careful to refrain from using it in any way that might increase the likelihood of accidental disclosure. Use caution, for example, when participating in a speakerphone conversation dealing with confidential information if the office door is open, or if the speakerphone volume is set too high. The same applies if an Employee knows or suspects that a speakerphone or a second extension phone is being used at the other end of a telephone conversation.

(d)	In especially sensitive situations, it may be necessary to establish barriers to the exchange of information within the Company and to take other steps to prevent the leak of confidential information.

(e)	Employees should be aware that e-mail and information transmitted through the Internet may not be secure from hacking or interception and should be cautious in transmitting confidential information by e-mail or through the Internet. As a general rule, Employees should not include sensitive information (e.g., SSNs) in e-mail text.

(f)	Employees are required to use Google’s two-step verification to protect access to their work email. Employees are not permitted to use personal email to conduct Company business.

(g)	Employees should also refer to the Company’s Information Security Policies and Procedures as they relate to confidential information.

C. MATERIAL INSIDE INFORMATION

All Employees are reminded that purchasing or selling securities on the basis of, or while in possession of, material nonpublic information for their own, for a client’s or for the Company’s account is a crime punishable by imprisonment as well as large fines. “Tipping” another person who engages in such activities is also a crime. The term “material” is described below.

The sanctions for trading while in possession of material “inside information”, as it is sometimes called, can be severe. In recent years, the Securities and Exchange Commission (“SEC”) has aggressively sought and prosecuted persons who traded on “inside information.” Courts are now authorized to impose fines of up to three times the profit gained, or loss avoided, on such transactions. Criminal prosecution is also possible. Willful misuse of material nonpublic information will result in dismissal from employment by the Company.

Employees should be careful to avoid even the appearance of wrongdoing. Even an innocent purchase or sale of securities by an Employee who is unaware that other Employees possess material nonpublic information about an issuer may damage the Company’s reputation and may lead to protracted investigations and audits of both the Company and Employees.

The following sections of this Code seek to answer some of the most commonly asked questions about insider trading. In the questions and answers that follow, the term “issuer” refers to an entity, such as a corporation, partnership or state agency, that has issued securities, and the term “securities” is used in the broadest sense to include privately held and publicly traded stocks, bonds, options and other investment vehicles that the SEC considers to be securities.

1. Who is subject to the insider trading rules?

All Employees and all persons ‑ friends, relatives, business associates and others ‑ who receive nonpublic material inside information from Employees concerning an issuer of securities (whether such issuer is a client or not) are subject to these rules. It does not matter whether the issuer is public or private. If any Employee gives nonpublic material inside information concerning an issuer of securities to a person outside the Company, and that person trades in securities of that issuer, the Employee and that person may both have civil and criminal liability.

2. What is material inside information?

Generally speaking, inside information is information about an issuer’s business or operations (past, present or prospective) that becomes known to an Employee and which is not otherwise available to the public. Although neither the courts nor the SEC has defined “material” precisely, the word is similar in meaning to “important” or “significant.”

While the exact meaning of the word “material” is not entirely clear, it is clear that if a person knows information about an issuer which the person believes would influence an investor in any investment decision concerning that issuer’s securities and which has not been disclosed to the public, the person should not buy or sell that issuer’s securities. Under current court decisions, it makes no difference whether the material inside information is good or bad. If the undisclosed information would influence an Employee’s own decision to buy or sell or to trade for a client or the Company, the information probably is material and an Employee should not trade or permit the Company to trade for a client or itself until it has been publicly disclosed.

3. How does “material inside information” differ from “confidential information”?

Confidential information may not necessarily have any bearing on the value of an issuer’s securities and, therefore may not be material inside information. Confidential information should not be disclosed, but it is not always material inside information. Knowing confidential information is not necessarily an impediment to participating in the securities markets concerning a particular issuer.

4. Are there certain kinds of information that are particularly likely to be “material inside information”?

Yes. While the following list is by no means complete, information about the following subjects is particularly sensitive:

(a)	Dividends, stock dividends and stock splits.

(b)	Sales and earnings and forecasts of sales and earnings.

(c)	Changes in previously disclosed financial information.

(d)	Corporate acquisitions, tender offers, major joint ventures or merger proposals.

(e)	Significant negotiations, new contracts or changes in significant business relationships.

(f)	Changes in control or a significant change in management.

(g)	Adoption of stock option plans or other significant compensation plans.

(h)	Proposed public or private sales of additional or new securities.

(i)	Significant changes in operations.

(j)	Large sales or purchases of stock by principal stockholders.

(k)	Purchases or sales of substantial corporate assets, or decisions or agreements to make any such purchase or sale.

(l)	Significant increases or declines in backlogs of orders.

(m)	Significant new products to be introduced.

(n)	Write‑offs.

(o)	Changes in accounting methods.

(p)	Unusual corporate developments such as major layoffs, personnel furloughs or unscheduled vacations for a significant number of workers.

(q)	Labor slowdowns, work stoppages, strikes, or the pending negotiation of a significant labor contract.

(r)	Significant reductions in the availability of goods from suppliers or shortages of these goods.

(s)	Extraordinary borrowings.

(t)	Major litigation.

(u)	Governmental investigations concerning the Company or any of its officers or directors.

(v)	Financial liquidity problems.

(w)	Bankruptcy proceedings.

(x)	Establishment of a program to repurchase outstanding securities.

5. What is the law regarding the use of material inside information?

Federal law, and the policy of the Company, prohibit any Employee from using material inside information, whether obtained in the course of working at the Company or otherwise, for his or her private gain, for the Company’s gain or for a client’s gain and prohibit any Employee from furnishing such information to others for their private gain. This is true whether or not the information is considered “confidential”. When in doubt, the information should be presumed to be material and not to have been disclosed to the public. No trades should be executed for any Employee, any client or for the Company, if the person executing the trade or the Company has material inside information about the issuer.

6. What is “tipping”?

Under the federal securities laws, it is illegal to disclose (or “tip”) material inside information to another person who subsequently uses that information for his or her profit. In order to minimize this liability, all personnel should comply with the policies regarding protection of confidential information described above, which will include the following measures:

(a)	To reduce the chances of inadvertent tipping of material inside information, any nonpublic information that might be considered material should not be discussed with any person outside the Company. Such information should be regarded as particularly sensitive, confidential information, and the Company’s policies for safeguarding such information should be strictly observed.

(b)	Employees should avoid recommending to any person, including Company clients, the purchase or sale of client (or client‑related) securities.

(c)	Caution must especially be used when receiving information from securities analysts, research firms, expert networks and members of the press.

Questions regarding whether such information may constitute “inside” information should be referred to the Compliance Officer.

7. To whom must material inside information be disclosed before an employee can trade?

To the public. Public disclosure of material events is usually made by means of an official press release or filing with the SEC. An Employee’s disclosure to a broker or other person will not be effective, and such Employee may face civil or criminal liability if such Employee (or the person to whom the Employee makes disclosure) trades on the basis of the information. Company staff should be aware that in most cases they are not authorized to disclose material events about an issuer to the public and that right usually belongs to the issuer alone.

8. How does an Employee know whether particular material inside information has been publicly disclosed?

If an Employee sees information in a newspaper or public magazine, that information will clearly have been disclosed. Information in a filing with the SEC or a press release will also have been disclosed. If any Employee has any questions about whether information has been disclosed, such Employee should not trade in the affected securities. An employee should contact the Compliance Officer for advice in the matter.

9. What must an Employee do with respect to material inside information that such Employee may learn about an issuer?

In connection with their work at the Company, Employees may come into possession of material inside information with respect to issuers, including such as information with respect to issuers or securities of issuers which are being analyzed for purchase or sale. Employees may not purchase or sell any securities with respect to which they have inside information for their own, the Company’s or for a client’s account or cause clients to trade on such information until after such information becomes public. The foregoing prohibition applies whether or not the material inside information is the basis for the trade. Employees should be alert for information they receive about issuers which may be material inside information. In addition, whenever Employees come into possession of what they believe may be material nonpublic information about an issuer, they must immediately notify the Compliance Officer because the Company as a whole may have an obligation not to trade in the securities of the issuer. If applicable, the Compliance Officer shall maintain a list of all issuers about which the Company has inside information and shall circulate such list to the appropriate personnel at the Company so as to prevent any trading in securities of such issuers.

10. Who is available for advice about a particular situation?

The Compliance Officer will oversee matters relating to inside information and prohibitions on insider trading. If you have any questions about the identity of the Company’s Compliance Officer, you should ask any of the Company’s Principals.

Disclosure outside the Company of confidential information by an Employee, or participation or tipping others to participate in business or securities transactions when in possession of material inside information, may be a violation of law and subject the Employee to severe penalties, including criminal prosecution.

D. FIDUCIARY DUTY AND CONFLICTS OF INTEREST

The Company and its Employees have a fiduciary duty to Company clients to act for the benefit of the clients and to take action on the clients’ behalf before taking action in the interest of any Employee or the Company. The cornerstones of the fiduciary duty are the obligations to act for the clients’ benefit and to treat the clients fairly. Clients may therefore expect their fiduciaries to act for the clients’ benefit and not for their own benefit when a conflict of interest between the client and the fiduciary arises. No Employee should ever enjoy an actual or apparent advantage over the account of any client.

This Code attempts to highlight and address many of the common conflicts of interest that may arise between the Company and its Employees and also between different client accounts. It is not possible for every conflict to be addressed in the Code, however, and Employees should be particularly sensitive to the existence of actual or potential conflicts of interest not addressed herein and should promptly raise any such conflicts of which they become aware with the Compliance Officer.

The manner in which an Employee and the Company disclose a conflict of interest depends on the circumstances. Employees of the Company should seek to be conservative with regard to disclosure of possible conflicts of interest. More specifically, Employees and the Company will endeavor to disclose, in the Form ADV, offering documents, or other ad hoc disclosure documents, any activity or transactions that appear to the Company to give rise to a potential conflict of interest.

If the Company recognizes that a conflict of interest has not been properly disclosed, it will immediately notify the client of such conflict. In addition, it must notify the board of directors of the client if a board of directors exists (e.g., for certain investment company clients). It is recommended, but not required, that the Company seek written acknowledgement from that client that the Company has notified them of the conflict and the client has consented to such conflict. The duty to disclose and obtain a client’s consent to a conflict of interest must always be undertaken in a manner consistent with the Employee’s and the Company’s duty to deal fairly with the client. Therefore, even when taking action with a client’s consent, each Employee must always seek to assure that the action taken is fair to the client.

Conflicts of interest can arise in any number of situations. As noted, no comprehensive list of all possible conflicts of interest can be provided in this Code. However, below are a few common examples of conflicts of interest. For example, an Employee may seek to induce a bank to give the Employee a loan in exchange for maintaining excessive cash balances of a client with the bank or may execute trades for a client through a broker-dealer that provides research services for the Company but charges commissions higher than other broker-dealers. In the former case, such activity would be a violation of an employee’s fiduciary duty and might subject the employee and the Company to liability under the Investment Advisers Act of 1940 (the “Advisers Act”) and other applicable laws. In the latter case, if the Company determines in good faith that the higher commissions are reasonable in relation to the value of the brokerage and research services provided and appropriate disclosure is made to the client and in the Company’s Form ADV, the payment of higher commissions may be permitted under the safe harbor of Section 28(e) of the Securities Exchange Act of 1934.

Another common conflict of interest occurs when the Company pays some consideration to a person for recommending the Company as an adviser. In those circumstances, an Employee must make disclosure to any prospective client of any consideration paid for recommending the Company’s services to that prospective client and the Company must comply with Rule 206(4)-3 promulgated under the Advisers Act. This Rule governs situations involving cash payments for client solicitations and requires that specific disclosure documents, containing information about the solicitor and the adviser, be provided to a prospective client at the time of the solicitation.

Commissions. Employees may negotiate with broker-dealers regarding the commissions charged for their personal transactions but may not enter into any arrangement to pay commissions at a rate that is better than the rate available to clients through similar negotiations.

Gifts and Business Entertainment. Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decisionmaking or make them feel beholden to a person or firm. The Company acknowledges the SEC’s guidance regarding the implication of Section 17(e)(1) of the 40 Act when an Employee receives gifts. The Company further acknowledges that receipt from time to time of gifts of nominal value would not influence an Employee’s decision to do business with the giver. Specifically, no Employee may receive any gift or other thing of more than nominal value ($100 or less) from any person or entity that does business or seeks to do business with the Company or on behalf of any client. No Employee may receive a cash gift in any amount. The Company appreciates there is value in certain limited business entertainment. Therefore, Employees may attend business meals, sporting events and other similar events that represent a value greater than $100, provided the cost is reasonable and the gift giver also is present at the event. Employees are encouraged to seek clarification from the Compliance Officer before accepting any gift or invitation for business entertainment if the Employee is uncertain as to the appropriateness of the offer.

Employees are required to report all gifts and entertainment to the Compliance Officer promptly after receipt.

Political Contributions. No Employee or immediate family member of an Employee may make a political contribution without obtaining pre-clearance of any such contribution by the Compliance Officer. However, Employees and immediate family members of Employees may make contributions to an elected official or candidate in an aggregate amount of up to $150, per election, without obtaining pre-clearance.

Service as a Director or Member of Investment Committee. Any Employee who wishes to serve as an officer or director of any public company, or of any organization where such duties might require involvement in investment decisions, or who wishes to serve on the investment committee of any organization, must obtain the prior written consent of the Compliance Officer, which shall be granted in her discretion and only if she is satisfied that such service shall not create a conflict with such Employee’s fiduciary duty to clients.

Personal Interest in a Public Company. Employees are required to disclose to the Compliance Officer any “personal interest” in a public company. As used in this policy, the term “personal interest” includes an Employee or such Employees’ spouse, siblings, parents, grandparents, descendants, spouse’s descendants, siblings or parents or the spouse of any of such persons: (i) serving as a director or officer of a public company; (ii) owning 5% or more of such entity’s outstanding shares or voting rights; and (iii) having the right to appoint one or more directors or the officers, but excludes a personal interest arising solely from holding the public company’s shares, provided that any such holdings are reported in accordance with the Company’s Personal Trading Policy.

If any Employee is faced with any conflict of interest, he or she should consult the Compliance Officer prior to taking any action.

E. SCALPING OR FRONT-RUNNING

As a general rule, if any Employee knows of a pending “buy” recommendation and buys stock before the Company makes a recommendation to its non-discretionary clients or takes action on the recommendation for its clients for which it has investment discretion, or if any Employee is aware of a pending “sell” recommendation and sells stock under such circumstances, such Employee is engaged in a practice known as “scalping” or “front-running”.

An Employee or family member residing in that employee’s household or person or entity over which the employee has control (the “Related Person(s)”) may not engage in the practice of purchasing or selling stock before a buy or sell recommendation, as the case may be, is made to a non-discretionary client or the Company takes action for its clients for which it has investment discretion. Such activities put the Company and its Employee in a conflict of interest and give the employee or the Related Person an advantage at the client’s expense. Limited exceptions may be granted for liquid securities where the Employee is selling or selling a non-material number of shares. Any trades undertaken for an Employee’s own account, for the account of the Company, for the account of any non‑Company client or for a Related Person must be done so as not to disadvantage a Company client in any way. This means that all Employees and their Related Persons must generally wait to trade a security until all trading in that security for all accounts of the Company’s clients is completed, although in some cases it may be appropriate to aggregate a personal trade with client trades (see “Trade Aggregation”). If all client trades are not completed before an Employee or Related Person trades, the antifraud provisions of the Advisers Act may be violated.

In order to preclude the possibility that material nonpublic information about the Company’s investment decisions and recommendations, and client securities holdings and transactions, could be misused, the Company has taken steps to restrict access to such information to employees who need such information to perform their duties, including limiting access to computer files. Employees who are not authorized to access such information may be subject to termination if they attempt to do so.

F. UNFAIR TREATMENT OF CERTAIN CLIENTS VIS‑A‑VIS OTHERS

An Employee who handles one or more clients may be faced with situations in which it is possible to give preference with regard to investment advice or trade execution to certain clients over others. Employees must be careful not to give preference in this regard to one client over another regardless of whether the preferential treatment would benefit the Company or the Employee.

For example, an Employee should not (i) allocate favorable trades to a large client over another smaller one, (ii) give buy or sell advice to one client ahead of another (if applicable), or (iii) direct securities of a limited supply and higher potential return to particular clients because they generate larger or performance-based fees for the Company. Please note, however, that directing securities of a limited supply and higher potential return to certain clients rather than others based upon such client’s risk tolerance or investment strategies is not a violation of this policy.

As in other instances, the fiduciary duty of an Employee to a client must govern the Employee’s actions in each situation and the extent of the fiduciary duty of an Employee to a client is determined by the specific relationship between the parties and the reasonable inferences to be drawn from the relationship. In the absence of express or implied agreements between the parties, usage and custom should be used to determine how an Employee should discharge his or her duty. Each situation should be examined closely to determine whether the client has consented to the Employee’s actions favoring another client and whether the resulting relationship with the client which was not favored is fair and consistent with the securities laws. If both parts of this test have been satisfied, most likely there has been no breach of fiduciary duty. If a question arises about action that may give rise to a conflict of interest involving preferential treatment of one client over another, an Employee should consult the Company’s Compliance Officer prior to taking any action.

G. DEALING WITH CLIENTS AS AGENT AND PRINCIPAL

Section 206(3) of the Advisers Act addresses specifically two conflict of interest situations: sale and purchase of securities to and from a client either as a broker for another person or as a principal for the account of the adviser. Section 206(3) makes it unlawful for an investment adviser “acting as principal for his own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction.”

Thus, Section 206(3) requires that Employees involved in the situations where the Company is buying or selling securities from a client or where the Company acts as a broker-dealer for a non-client in a transaction with an advisory client disclose to the client the capacity in which the Company acts and obtain the client’s consent. Disclosure under Section 206(3) must be in writing. The Company must, under Section 206(3), disclose to the client its capacity, its profits (if it acts as principal) and its commissions (if it acts as agent for another). These types of transactions can be particularly troublesome under applicable laws and must not be entered into without prior consultation with the Compliance Officer.

H. PERSONAL TRADING; REPORTING OF TRADES

Personal Trading Policy

Set forth below are the Company’s policies regarding personal trading. These policies apply to all Access Persons. Under the Advisers Act, Access Persons include any of the Company’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees who have access to nonpublic information regarding clients’ purchases or sales of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. Because the Company’s primary business is providing investment advice, the Advisers Act presumes that all officers, directors and partners are Access Persons. Because of the Company’s size and the range of duties that Employees may have, all Employees are considered "Access Persons," and "Access Person" procedures, standards and restrictions that might be imposed only on a limited subset of employees in another, larger organization, apply to all Employees. Please note, however, the Compliance Officer may determine after a consideration of the facts and circumstances, from time to time, that certain Employees are not Access Persons of the Company and therefore not subject to certain provisions of this Personal Trading policy. For example, part-time or temporary Employees or interns who are not provided access to nonpublic information regarding clients’ purchases or sales of securities or any of the Company’s recommendations. The Compliance Officer will document such determination in the Company’s compliance files and may change her determination at any time.

Many of the procedures, standards and restrictions in this section govern activities in "Covered Accounts." Covered Accounts include each securities account registered in an Employee's name and each account or transaction in which an Employee has any direct or indirect "beneficial ownership interest." The term "beneficial ownership interest" has a very broad meaning, discussed more completely below, and can include accounts of corporations owned by the Employee and even accounts owned by certain family members. An Employee has a "beneficial ownership" interest in not only securities he or she owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by the Employee's spouse, minor children and relatives who live full time in the Employee's home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership. Examples of some of the most common of those arrangements are as follows:

1.	By an Employee for his/her own benefit, whether bearer, registered in his/her own name, or otherwise;

2.	By others for the Employee's benefit (regardless of whether or how registered), such as securities held for the Employee by custodians, brokers, relatives, executors or administrators;

3.	For an Employee's account by a pledge;

4.	By a trust in which an Employee has an income or remainder interest unless the Employee's only interest is to receive principal if (a) some other remainder dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Employee;

5.	By an Employee as trustee or co-trustee, where either the Employee or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust.

6.	By a trust of which the Employee is the settlor, if the Employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7.	By any non-public partnership in which the Employee is a partner;

8.	By a personal holding company controlled by the Employee alone or jointly with others;

9.	In the name of the Employee's spouse unless legally separated;

10.	In the name of minor children of the Employee or in the name of any relative of the Employee or of his/her spouse (including an adult child) who is presently sharing the Employee's home. This applies even if the securities were not received from the Employee and the dividends are not actually used for the maintenance of the Employee's home;

11.	In the name of any person other than the Employee and those listed in (9) and (10) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Employee obtains benefits substantially equivalent to those of ownership;

12.	In the name of any person other than the Employee, even though the Employee does not obtain benefits substantially equivalent to those of ownership (as described in (11) above), if the Employee can vest or revest title in himself/herself.

This broad definition of "beneficial ownership" is for purposes of this Code only; it does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. To accommodate potential differences in concepts of ownership for other purposes, an Employee may include in his/her reports a statement declaring that the reporting or recording of any securities transaction shall not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in the security.

Limit Securities Trading. In order to minimize any potential conflicts of interest with client transactions, the Company utilizes a very restrictive personal trading policy. Any securities that are regularly purchased or sold for clients pursuant to the prospectuses, offering documents or advisory agreements related to assets under the discretionary control of the Company (a “Client-Traded-Security”) are generally not permitted to be traded in Employee “Covered Accounts.” The Client-Traded-Security universe is meant to extend to all securities in a given universe of securities (e.g., U.S equities) that are regularly traded by Company clients and not just specific ticker symbols that have been bought or sold by Company clients historically. Exceptions to this policy may occur only in rare circumstances and with “preclearance” as described below.

Preclearance. No Employee may buy, sell, or pledge any security for any Covered Account without obtaining clearance from the Compliance Officer before the transaction. For purposes of this Personal Trading Policy, the term “security” includes futures, commodities, swaps and derivatives thereon, as well as open-end mutual funds that are Clients of the Company. Shares of open-end mutual funds that are not clients of the Company are not considered “securities” for the purpose of this policy and an Employee may buy, sell, or pledge such mutual fund shares without pre-clearance. It is each Employee's responsibility to bring proposed transactions to the Compliance Officer's attention. Transactions effected without preclearance are subject, in the Compliance Officer's discretion (after consultation with other members of management, if appropriate), to being reversed or, if the Employee made profits on the transaction, to disgorgement of such profits. Additionally, the Compliance Officer’s trades shall be approved by an Officer or Principal of the Company.

The Compliance Officer need not specify the reasons for any decision to clear or deny clearance for any proposed transaction. As a general matter, due to the difficulty of showing that an Employee did not know of client trading activity or recommendations, the Compliance Officer should not be expected to clear transactions in securities in Client-Traded-Securities, although the Compliance Officer may determine that a particular transaction in such a security does not, under the circumstances, create the appearance of impropriety and permit it. For example, if an Employee seeks to sell a security he or she has owned for a significant time and the Company is considering buying the same or a related security for clients, the Compliance Officer may determine no appearance of impropriety exists. Moreover, transaction size and average daily trading volume of the issuer will generally influence the Compliance Officer’s decision.

Transaction orders should be placed promptly after approval is given unless otherwise arranged through discussions with the Compliance Officer. The Compliance Officer may grant a standing (ongoing) preclearance for certain transactions. The Compliance Officer may revoke a preclearance at any time for any reason, and shall in such case promptly notify the Employee.

Employee Reporting

Report of Holdings. Each Employee must submit a holdings report, upon commencement of employment and at June 30th each year, disclosing to the Compliance Officer the identities, amounts, and locations of all securities owned in all Covered Accounts -- i.e., accounts in which he or she has a "beneficial ownership interest." Each Employee must disclose this information within ten (10) days of becoming an Employee and within thirty (30) days after June 30th each year while employed by the Company. Such reports must be current as of a date not more than 45 days prior to June 30th or, when applicable, the employment start date. A sample report is attached to this Code.

Quarterly Reports. Each Employee must report to the Compliance Officer within 30 days after the end of each calendar quarter all securities transactions in all of the Employee's Covered Accounts during the preceding quarter. A sample report is attached to this Code.

In filing holdings and transactional reports, Employees must note that:

a.	Each Employee must file a transactional report every quarter whether or not there were any reportable transactions.

b.	Transactional reports must show all sales, purchases, or other acquisitions or dispositions, including gifts, the rounding out of fractional shares, exercises of conversion rights, exercises or sales of subscription rights and receipts of stock dividends or stock splits.

c.	Employees need not report holdings or transactions (i) effected pursuant to an automatic investment plan (however, any transaction that overrides or changes the preset contribution schedule or allocations under such plan should be reported), (ii) with respect to securities held in accounts over which the Employee has no direct influence or control (such as a blind trust), (iii) in direct obligations of the U.S. Government, (iv) in money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short term debt instruments, (v) shares of money market funds, (vi) shares of open-ended mutual funds for which the Firm does not serve as investment adviser (although holdings of and transactions in closed-end funds and ETFs must be reported) and (vii) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

The Compliance Officer (or her designee) will review all Employee trading reports in a timely manner to identify any violation of the Code’s approval procedures and any improper trades or any patterns of trading (including achieving execution or results which differ materially from the execution or results obtained for clients) which suggest that an Employee may be engaging in abusive practices, and take such action as he or she deems necessary to obtain compliance with the policies set forth in this Code and with applicable laws provided, however, that the trading report of the Compliance Officer shall be reviewed quarterly by a Principal or senior officer of the Company.

I. EMPLOYEE’S RESPONSIBILITY TO KNOW THE RULES AND COMPLY WITH APPLICABLE LAWS

Company Employees are responsible for their actions under the law and therefore required to be sufficiently familiar with the Advisers Act and other applicable federal and state securities laws and regulations to avoid violating them. It is the policy of the Company to comply with all applicable laws, including securities laws, in all respects. Each Employee must promptly report any violation of the Code of Ethics of which he or she becomes aware to the Compliance Officer, regardless of whether the violation was committed by the Employee or another Employee. The Compliance Officer shall consider whether it is appropriate to protect the confidentiality of the identity of an Employee reporting a violation by another Employee. It is the strict policy of the Company that no Employee shall be subject to any form of retaliation in connection with reporting a violation of the Code, and any person found to have engaged in retaliation may be subject to dismissal or other sanction.

Employees must certify in writing that they have read and understood this Code, that they will conduct themselves professionally in complete accordance with the requirements and standards described here and that they are not aware of any violations of the Code during the prior year.

J. PARTICIPATION IN POOLED INVESTMENT VEHICLES

Employees of the Company are encouraged to invest in the pooled investment products that are advised by the Company, provided that an Employee is qualified to invest in the products and that the products are consistent with an Employee’s investment objectives. No employee will affect his or her continued employment or advancement based upon his/her level of investment in the pooled investment products advised by the Company.

The Principals and Portfolio Managers of TFS are required by this Code to invest not less than 50% of their liquid net-worth in the pooled investment products that are advised by the Company. For the purposes of this provision, “Principals” shall include all owners and phantom-equity owners of the Company, who are actively engaged in the day-to-day operations of the company. Owners and phantom-equity owners who serve in an advisory-only capacity shall not be subject to this requirement. The Compliance Officer will notify any owner or phantom-equity owner in writing if he or she is not subject to this requirement. Without such written notification all owners and phantom-equity owners of the Company should assume the requirement applies. “Liquid-net-worth” shall generally be defined as the aggregate value of an individual and spouse’s investment accounts including taxable accounts, tax-deferred accounts and accounts owned by a revocable or irrevocable trust provided that the individual or spouse has investment discretion over the trust. The following will generally be excluded from the calculation of liquid-net-worth whether held directly or through a retirement vehicle or trust: real-estate investments, equity in TFS or other closely-held private businesses and life-insurance policies that do not provide investment discretion. Any deferred income payable to TFS that is earmarked for distribution to a specific individual will be included in the definition of liquid net worth and, provided it is invested in Huntrise Global Partners, Ltd., counted toward the 50% requirement.

The value of tax-deferred investment accounts shall be included in the net-worth calculation, however, no employee will be required to invest any type of tax-deferred account in a fund managed by the Company. If greater than 50% of a Principal or Portfolio Manager’s liquid net worth is comprised of tax-deferred accounts, then this requirement will be lowered to equal the taxable portion of the individual’s liquid net worth. By way of example, if a Principal or Portfolio Manager has $750,000 in tax-deferred money and $250,000 in taxable money, then the investment requirement will equal $250,000. This requirement may be met by either investing the $250,000 in taxable money or some combination of taxable money and tax-deferred money that equals $250,000. The Company realizes that this requirement may temporarily not be met when Principals and Portfolio Managers gain possession of new assets (e.g., via compensation, inheritance, etc.). This situation will not create a violation of the policy provided that the 50% threshold is reached within 90 days of the receipt of such capital. Moreover, individuals may fall below the 50% threshold provided their weighted average investment in TFS-managed products exceeds 50% over a trailing 12-month period. The Compliance Officer may make other specific exceptions to this requirement so long as she determines in her sole discretion that the spirit and intent of this policy is adhered to despite the exception. Each Principal and Portfolio Managers will be asked to certify as to their compliance with this policy on an annual basis.

This requirement is believed to reduce a potential conflict of interest by further aligning the financial goals of the Company’s Principals and Portfolio Managers with those of the Company’s clients.

SAMPLE --- Initial/Periodic Holdings Report

Holdings Report for the Year Ended December 31, _________

Title and Type	Ticker or Cusip Number	Number of Shares	Principal Amount

Please list all brokers, dealers and banks with whom you maintain accounts in which securities are held:

Signature	Date

Name

SAMPLE --- Employee Quarterly Trading Report

For the calendar quarter ending: __________________

Date	Buy/Sell or Other (describe)	# of Units/Principal Amount	Security (Title, Type and Ticker Symbol or CUSIP number)	Interest Rate and Maturity Date	Price	Broker, Dealer or Bank Effecting Trade

Signature	Date

Name